Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 31, 2018	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Strong and Consistent Growth in Second Quarter 2018 Earnings

Second Quarter 2018 Highlights

•                 Net income was $623 million compared to $183 million in the prior year period and $350 million in the prior quarter.

•                 Adjusted EBITDA was $415 million compared to $299 million in the prior year period and $405 million in the prior quarter.

•                 Diluted income per share was $1.71 compared to $0.69 in the prior year period and $1.11 in the prior quarter.

•                 Adjusted diluted income per share was $1.01 compared to $0.59 in the prior year period and $0.96 in the prior quarter.

•                 Net cash provided by operating activities was $228 million. Free cash flow generation was $174 million.

•                 Balance sheet remains strong with a net leverage of 1.4x.

•                 Completed cumulative share repurchases of approximately $138 million through end of second quarter 2018.

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, except per share amounts	2018	2017	2018	2018	2017

Revenues	$2,404	$2,054	$2,295	$4,699	$3,986

Net income	$623	$183	$350	$973	$275
Adjusted net income(1)	$246	$144	$237	$483	$254

Diluted income per share	$1.71	$0.69	$1.11	$2.82	$1.00
Adjusted diluted income per share(1)	$1.01	$0.59	$0.96	$1.98	$1.04

Adjusted EBITDA(1)	$415	$299	$405	$820	$559

Net cash provided by operating activities from continuing operations	$228	$207	$111	$339	$277
Free cash flow(2)	$174	$154	$56	$230	$177

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported second quarter 2018 results with revenues of $2,404 million, net income of $623 million and adjusted EBITDA of $415 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“We had a strong second quarter that is wholly in line with the outlook we shared at our recent Investor Day, which focused on the opportunity for significant value creation. Our Polyurethanes business continues its growth in variants and systems and enjoys the back drop of good supply and demand fundamentals, foreseeable for the long term.  We completed our multiyear scheduled turnaround in Performance Products and each of our divisions continues to see a positive outlook. We delivered strong free cash flow and our balance sheet remains solidly within investment grade metrics.  We are committed to our balanced approach of delivering core growth and executing on sensible opportunities in our downstream businesses, share buybacks, and creating overall strong returns for shareholders.”

Segment Analysis for 2Q18 Compared to 2Q17

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended June 30, 2018 compared to the same period of 2017 was due to higher average selling prices and higher sales volumes. MDI average selling prices increased in response to continued strong market conditions. MTBE average selling prices increased primarily as a result of higher pricing for high octane gasoline. MDI sales volumes increased due to increased demand across most major markets. MTBE sales volumes increased due to the impact of maintenance outages during the second quarter of 2017. The increase in segment adjusted EBITDA was primarily due to higher MDI and MTBE margins.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended June 30, 2018 compared to the same period of 2017 was due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased primarily due to strong market conditions across several of our derivatives businesses and in response to higher raw materials costs. Sales volumes decreased primarily due to the impact of the planned maintenance outage at our Port Neches, Texas facility in the second quarter of 2018, partially offset by higher sales volumes in certain of our specialty amines and maleic anhydride businesses. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and higher fixed costs attributed to the planned maintenance outage, partially offset by stronger glycol market conditions within intermediates.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended June 30, 2018, compared to the same period in 2017 was due to higher sales volumes and higher average selling prices. Sales volumes increased across most markets in our core specialty business, but were partially offset by lower sales volumes in our wind market due to challenging industry conditions. Average selling prices increased in response to higher raw material costs and the impact of a weaker U.S. dollar against major international currencies. The increase in segment adjusted EBITDA was primarily due to higher specialty sales volumes, partially offset by higher raw material and fixed costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended June 30, 2018 compared to the same period of 2017 was due to higher sales volumes and higher average selling prices. Sales volumes increased across most regions. Average selling prices increased in response to higher raw material costs and the impact of a weaker U.S. dollar against major international currencies. The increase in segment adjusted

EBITDA was primarily due to higher sales volumes and higher average selling prices, partially offset by higher raw material costs.

Corporate, LIFO and other

For the three months ended June 30, 2018, segment adjusted EBITDA from Corporate and other for Huntsman Corporation increased $11 million to a loss of $39 million from a loss of $50 million in the same period in 2017, primarily due to a LIFO inventory valuation benefit.

Venator

Our former Pigments and Additives segment, now known as Venator, remains classified as held for sale on our balance sheet and treated as discontinued operations on our income statement.    Huntsman currently owns 53% of Venator’s outstanding shares.

Liquidity, Capital Resources and Outstanding Debt

During the quarter we generated free cash flow of $174 million compared to $154 million a year ago. As of June 30, 2018, we had $1,459 million of combined cash and unused borrowing capacity compared to $1,247 million as of December 31, 2017.  On May 21, 2018, we entered into a new $1.2 billion unsecured revolving credit facility that replaced our senior secured credit facility.

During the three months ended June 30, 2018, we spent $54 million on capital expenditures compared to $50 million in the same period of 2017. We expect to spend approximately $325 million on capital expenditures in 2018.

Through the end of the second quarter 2018, we have spent approximately $138 million to repurchase approximately 4.6 million shares.  As of the end of the second quarter 2018 we have approximately $862 million remaining on our existing multiyear share repurchase authorization.

Income Taxes

During the three months ended June 30, 2018, we recorded income tax expense of $4 million compared to $24 million during the same period in 2017.  In the second quarter 2018, our adjusted effective tax rate was 18%. We expect our 2018 adjusted effective tax rate will be approximately 20% - 22%.  We expect our long-term adjusted effective tax rate will be approximately 23% - 25%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2018 financial results on Tuesday, July 31, 2018 at 11:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 680 - 0878
International participants	(617) 213 - 4855
Passcode	445 723 85#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PUEAXYC3M

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning July 31, 2018 and ending August 7, 2018.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	29385180

Upcoming Conferences

During the third quarter 2018 a member of management is expected to present at:

Jefferies Global Industrials Conference on August 7, 2018

UBS Global Chemicals & Paper and Packaging Conference on September 5, 2018

RBC Capital Markets Industrials Conference on September 6, 2018

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2018	2017	2018	2017

Revenues	$2,404	$2,054	$4,699	$3,986
Cost of goods sold	1,849	1,618	3,604	3,160
Gross profit	555	436	1,095	826
Operating expenses	254	220	496	439
Restructuring, impairment and plant closing costs	1	3	3	12
Expenses associated with the merger	1	6	1	6
Operating income	299	207	595	369
Interest expense	(29)	(47)	(56)	(95)
Equity in income of investment in unconsolidated affiliates	18	3	31	3
Loss on early extinguishment of debt	(3)	(1)	(3)	(1)
Other income, net	8	—	15	4
Income before income taxes	293	162	582	280
Income tax expense	(4)	(24)	(57)	(43)
Income from continuing operations	289	138	525	237
Income from discontinued operations, net of tax(3)	334	45	448	38
Net income	623	183	973	275
Net income attributable to noncontrolling interests, net of tax	(209)	(16)	(285)	(32)
Net income attributable to Huntsman Corporation	$414	$167	$688	$243

Adjusted EBITDA(1)	$415	$299	$820	$559
Adjusted net income(1)	$246	$144	$483	$254

Basic income per share	$1.73	$0.70	$2.87	$1.02
Diluted income per share	$1.71	$0.69	$2.82	$1.00
Adjusted diluted income per share(1)	$1.01	$0.59	$1.98	$1.04

Common share information:
Basic weighted average shares	239	238	240	238
Diluted weighted average shares	243	244	244	243
Diluted shares for adjusted diluted income per share	243	244	244	243

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2018	2017	(Worse)	2018	2017	(Worse)

Segment Revenues:
Polyurethanes	$1,313	$1,022	28%	$2,535	$1,975	28%
Performance Products	593	561	6%	1,196	1,094	9%
Advanced Materials	292	260	12%	571	519	10%
Textile Effects	227	205	11%	427	393	9%
Corporate and eliminations	(21)	6	n/m	(30)	5	n/m

Total	$2,404	$2,054	17%	$4,699	$3,986	18%

Segment Adjusted EBITDA(1):
Polyurethanes	$269	$167	61%	$530	$311	70%
Performance Products	94	102	(8)%	196	186	5%
Advanced Materials	62	56	11%	121	110	10%
Textile Effects	29	24	21%	55	45	22%
Corporate, LIFO and other	(39)	(50)	22%	(82)	(93)	12%

Total	$415	$299	39%	$820	$559	47%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	June 30, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	10%	4%	0%	14%	28%
Polyurethanes, adj	10%	4%	5%	6%	25	%(c)(d)
Performance Products	4%	3%	5%	(6)%	6%
Performance Products, adj	4%	3%	4%	(3)%	8	%(c)(e)
Advanced Materials	4%	4%	2%	2%	12%
Textile Effects	3%	3%	(1)%	6%	11%
Total Company	6%	4%	1%	6%	17%
Total Company, adj	7%	4%	2%	3%	16	%(c)(d)(e)

	Six months ended
	June 30, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	12%	5%	(1)%	12%	28%
Polyurethanes, adj	12%	5%	1%	8%	26	%(c)(d)
Performance Products	5%	3%	0%	1%	9%
Performance Products, adj	6%	3%	(1)%	2%	10	%(c)(e)
Advanced Materials	3%	6%	2%	(1)%	10%
Textile Effects	1%	3%	1%	4%	9%
Total Company	7%	5%	(1)%	7%	18%
Total Company, adj	7%	5%	(1)%	6%	17	%(c)(d)(e)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the impact from maintenance outages in 2Q17.

(d) Pro forma adjusted to exclude the impact from unplaned outages in 2Q18 at Rotterdam onset by third party constraints.

(e) Pro forma adjusted to exclude the impact from maintenance outages in 2Q18.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017

Net income	$623	$183			$623	$183	$2.57	$0.75
Net income attributable to noncontrolling interests	(209)	(16)			(209)	(16)	(0.86)	(0.07)

Net income attributable to Huntsman Corporation	414	167			414	167	1.71	0.69
Interest expense from continuing operations	29	47
Interest expense from discontinued operations(3)	11	—
Income tax expense from continuing operations	4	24	$(4)	$(24)
Income tax expense from discontinued operations(3)	84	21
Depreciation and amortization from continuing operations	83	79
Depreciation and amortization from discontinued operations(3)	—	29
Acquisition and integration expenses and purchase accounting adjustments	7	4	(2)	—	5	4	0.02	0.02
EBITDA / Income from discontinued operations, net of tax(3)	(429)	(95)	N/A	N/A	(334)	(45)	(1.38)	(0.18)
Noncontrolling interest of discontinued operations(1)(3)	188	3	N/A	N/A	188	3	0.77	0.01
U.S. tax reform impact on tax expense	N/A	N/A	49	—	49	—	0.20	—
Release of significant income tax valuation allowances (a)	N/A	N/A	(95)	—	(95)	—	(0.39)	—
Gain on disposition of businesses/assets	—	(8)	—	—	—	(8)	—	(0.03)
Loss on early extinguishment of debt	3	1	(1)	—	2	1	0.01	—
Expenses associated with merger, net of tax	1	6	—	—	1	6	—	0.02
Certain legal and other settlements and related expenses	1	1	—	—	1	1	—	—
Amortization of pension and postretirement actuarial losses	18	17	(4)	(4)	14	13	0.06	0.05
Restructuring, impairment and plant closing and transition costs	1	3	—	(1)	1	2	—	0.01

Adjusted(1)	$415	$299	$(57)	$(29)	$246	$144	$1.01	$0.59

Adjusted income tax expense(1)					$57	$29
Net income attributable to noncontrolling interests, net of tax					209	16
Noncontrolling interest of discontinued operations(1)(3)					(188)	(3)

Adjusted pre-tax income(1)					$324	$186

Adjusted effective tax rate(4)					18%	16%

Effective tax rate					1%	15%

		Income Tax		Diluted Income
	EBITDA	Expense	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	March 31,	March 31,	March 31,	March 31,
In millions, except per share amounts	2018	2018	2018	2018

Net income	$350		$350	$1.42
Net income attributable to noncontrolling interests	(76)		(76)	(0.31)

Net income attributable to Huntsman Corporation	274		274	1.11
Interest expense from continuing operations	27
Interest expense from discontinued operations(3)	9
Income tax expense from continuing operations	53	$(53)
Income tax expense from discontinued operations(3)	20
Depreciation and amortization from continuing operations	82
Acquisition and integration expenses and purchase accounting adjustments	1	—	1	—
EBITDA / Income from discontinued operations, net of tax(3)	(143)	N/A	(114)	(0.46)
Noncontrolling interest of discontinued operations(1)(3)	55	N/A	55	0.22
Certain legal and other settlements and related costs	7	(1)	6	0.02
Amortization of pension and postretirement actuarial losses	17	(4)	13	0.05
Restructuring, impairment and plant closing and transition costs	3	(1)	2	0.01

Adjusted(1)	$405	$(59)	$237	$0.96

Adjusted income tax expense(1)			$59
Net income attributable to noncontrolling interests, net of tax			76
Noncontrolling interest of discontinued operations(1)(3)			(55)

Adjusted pre-tax income(1)			$317

Adjusted effective tax rate(4)			19%

Effective tax rate			18%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures (cont.)

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017

Net income	$973	$275			$973	$275	$3.98	$1.13
Net income attributable to noncontrolling interests	(285)	(32)			(285)	(32)	(1.17)	(0.13)

Net income attributable to Huntsman Corporation	688	243			688	243	2.82	1.00
Interest expense from continuing operations	56	95
Interest expense from discontinued operations(3)	20	—
Income tax expense from continuing operations	57	43	(57)	(43)
Income tax expense from discontinued operations(3)	104	24
Depreciation and amortization from continuing operations	165	155
Depreciation and amortization from discontinued operations(3)	—	59
Acquisition and integration expenses and purchase accounting adjustments	8	7	(2)	(1)	6	6	0.02	0.02
EBITDA / Income from discontinued operations, net of tax(3)	(572)	(121)	N/A	N/A	(448)	(38)	(1.83)	(0.16)
Noncontrolling interest of discontinued operations(1)(3)	243	6	N/A	N/A	243	6	1.00	0.02
U.S. tax reform impact on tax expense	N/A	N/A	49	—	49	—	0.20	—
Release of significant income tax valuation allowances (a)	N/A	N/A	(95)	—	(95)	—	(0.39)	—
Gain on disposition of businesses/assets	—	(8)	—	—	—	(8)	—	(0.03)
Loss on early extinguishment of debt	3	1	(1)	—	2	1	0.01	—
Expenses associated with merger	1	6	—	—	1	6	—	0.02
Certain legal and other settlements and related expenses	8	1	(1)	—	7	1	0.03	—
Amortization of pension and postretirement actuarial losses	35	36	(8)	(8)	27	28	0.11	0.12
Restructuring, impairment and plant closing and transition costs	4	12	(1)	(3)	3	9	0.01	0.04

Adjusted(1)	$820	$559	$(116)	$(55)	$483	$254	$1.98	$1.04

Adjusted income tax expense(1)					$116	$55
Net income attributable to noncontrolling interests, net of tax					285	32
Noncontrolling interest of discontinued operations(1)(3)					(243)	(6)

Adjusted pre-tax income(1)					$641	$335

Adjusted effective tax rate(4)					18%	16%

Effective tax rate					10%	15%

(a)    During the six months ended June 30, 2018, we released $95 million of valuation allowances in Switzerland and the U.K. We eliminated the effect of this significant change in tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe this provides more meaningful information than is provided under GAAP.

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2018	2018	2017

Cash	$409	$453	$481
Accounts and notes receivable, net	1,377	1,407	1,283
Inventories	1,178	1,203	1,073
Other current assets	251	262	262
Current assets held for sale	3,158	3,060	2,880
Property, plant and equipment, net	3,014	3,117	3,098
Other noncurrent assets	1,667	1,201	1,167

Total assets	$11,054	$10,703	$10,244

Accounts payable	$993	$993	$964
Other current liabilities	469	533	569
Current portion of debt	255	36	40
Current liabilities held for sale	1,578	1,721	1,692
Long-term debt	2,311	2,298	2,258
Other noncurrent liabilities	1,378	1,353	1,350
Total equity	4,070	3,769	3,371

Total liabilities and equity	$11,054	$10,703	$10,244

Table 6 — Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2018	2018	2017

Debt:
Credit facility	$225	$—	$—
Accounts receivable programs	268	184	180
Senior notes	1,906	1,964	1,927
Variable interest entities	97	105	107
Other debt	70	81	84

Total debt - excluding affiliates	2,566	2,334	2,298

Total cash	409	453	481

Net debt - excluding affiliates(5)	$2,157	$1,881	$1,817

LTM Adjusted EBITDA(1)	$1,520	$1,404	$1,259
LTM Net income	950	834	636

Net debt - excluding affiliates / LTM Adjusted EBITDA(1)(5)	1.4x	1.3x	1.4x
Total debt - excluding affiliates / LTM Net income	2.7x	2.8x	3.6x

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2018	2017	2018	2017

Total cash at beginning of period(a)	$676	$469	$719	$425

Net cash provided by operating activities - continuing operations	228	207	339	277
Net cash provided by operating activities - discontinued operations(3)	249	94	301	117
Net cash used in investing activities - continuing operations	(411)	(48)	(480)	(95)
Net cash (used in) provided by investing activities - discontinued operations(3)	(94)	(12)	(161)	12
Net cash provided by (used in) financing activities	150	(193)	64	(224)
Effect of exchange rate changes on cash	(35)	3	(19)	8
Total cash at end of period(a)	$763	$520	$763	$520

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(47)	$(56)	$(59)	$(92)
Cash (paid) received for income taxes	(51)	65	(77)	57
Cash paid for capital expenditures	(54)	(50)	(109)	(101)
Depreciation and amortization	83	79	165	155
	—
Changes in primary working capital:
Accounts and notes receivable	10	(65)	(94)	(120)
Inventories	(2)	(28)	(107)	(137)
Accounts payable	14	(4)	50	79
Total cash received from (used in) primary working capital	$22	$(97)	$(151)	$(178)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Free cash flow(2):
Net cash provided by operating activities	$228	$207	$339	$277
Capital expenditures	(54)	(50)	(109)	(101)
All other investing activities, excluding acquisition
and disposition activities(b)	(1)	(3)	(1)	1
Non-recurring merger costs(c)	1	—	1	—
Total free cash flow	$174	$154	$230	$177

Adjusted EBITDA	$415	$299	$820	$559
Capital expenditures	(54)	(50)	(109)	(101)
Capital reimbursements	1	—	2	1
Interest	(47)	(56)	(59)	(92)
Income taxes	(51)	65	(77)	57
Primary working capital change	22	(97)	(151)	(178)
Restructuring	(6)	(10)	(6)	(19)
Pensions	(28)	(22)	(59)	(37)
Maintenance & other	(78)	25	(131)	(13)
Total free cash flow(2)	$174	$154	$230	$177

(a)    Includes restricted cash and cash held in discontinued operations.

(b)    Represents “Acquisition of business, net of cash acquired”,  “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

Footnotes

(1)    We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss).  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.  The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)    Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)    During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC;  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

(4)    We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)    Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2017 revenues more than $8 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed under the caption “Risk Factors” in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.